Exhibit 4.11

SONENDO, INC.

DESCRIPTION OF COMMON STOCK

Sonendo, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) – common stock, par value $0.001 per share (the “Common Stock”). The Common Stock trades on The New York Stock Exchange under the trading symbol “SONX.”

The following summary description sets forth some of the general terms and provisions of the Common Stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the Common Stock, you should refer to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Amended and Restated Bylaws (the “Bylaws”), which are filed as exhibits to the Annual Report on Form 10-K to which this description is filed as an exhibit.

The Company’s authorized capital stock consists of 510,000,000 shares, all with a par value of $0.001 per share, 500,000,000 of which are designated as Common Stock and 10,000,000 of which are designated as preferred stock.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by the Company’s stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by the board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

In the event of the Company’s liquidation or dissolution, the holders of common stock are entitled to receive proportionately the net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The Company’s common stock is not subject to sinking fund provisions. The rights, preferences and privileges of holders of the Company’s common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Anti-Takeover Provisions of the Certificate of Incorporation and Bylaws

The Certificate of Incorporation and Bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Company’s board of directors, but which may have the effect of delaying, deferring, or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company’s board of directors. These provisions include:

Classified Board. The Certificate of Incorporation provides that, subject to the rights of the holders of any series of preferred stock to elect directors, the directors of the Company shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the time at which the initial classification of the Board of Directors becomes effective; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the time at which the initial classification of the Board of Directors becomes effective; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the time at which the initial classification of the board of directors becomes effective. At each annual meeting of stockholders of the Company following the time at which the initial classification of the board of directors becomes effective, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The board of directors is authorized to assign members of the board of directors already in office to a class at the time the initial classification of the board of directors becomes effective.

Action by Written Consent. The Certificate of Incorporation provides that, subject to the rights of the holders of any series of preferred stock to act by consent in lieu of a meeting provided in the Certificate of Incorporation (including any Certificate of Designation), any action required or permitted to be taken by the stockholders of the Company must be effected at an annual or special meeting of the stockholders of the Company, and shall not be taken by consent in lieu of a meeting.

Special Meetings of Stockholders. The Certificate of Incorporation provides that special meetings of the stockholders of the Company may be called, for any purpose or purposes, at any time only by or at the direction of (i) the Chairperson of the board of directors (if any), (ii) the Chief Executive Officer or (iii) the board of directors pursuant to a resolution adopted by a majority of the board of directors, and shall not be called by any other person or persons.

Removal of Directors. The Certificate of Incorporation provides that, subject to the rights of the holders of any series of preferred stock to elect directors, the board of directors or any individual director may be removed from office only for cause and by the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote thereon.

Advance Notice Procedures. The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the Company’s notice of meeting or brought before the meeting specifically by or at the direction of the board of directors or by a stockholder who was a stockholder of record both at the time of giving the stockholder’s notice and at the time of the meeting, who is entitled to vote at the meeting and is present in person at the meeting, and who has given the Secretary of the Company timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting and must update and supplement that written notice on a timely basis as described in the Bylaws. Although the Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Authorized but Unissued Shares. The Company’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of the Company’s common stock by means of a proxy contest, tender offer, merger, or otherwise.

Supermajority Approval Requirements. The Certificate of Incorporation provides that the affirmative vote of holders of at least 66-2/3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend certain provisions of the Certificate of Incorporation, including provisions relating to the size of the board, removal of directors, special meetings, actions by written consent and cumulative voting. The affirmative vote of holders of at least 66-2/3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend or repeal the Bylaws, although the Bylaws may be amended by a simple majority vote of the Company’s board of directors.

Exclusive Forum. Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees or agents to the Company or its stockholders; (iii) any action asserting a claim against the Company arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or Bylaws; or as to which the Delaware General Corporation Law of the State of Delaware confers jurisdiction to the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. The Certificate of Incorporation also provides that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action against the Company or any of its directors, officers, employees or agents and arising under the Securities Act of 1933, as amended (the “Securities Act”). Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a future court could find the choice of forum provisions contained in the Certificate of Incorporation to be inapplicable or unenforceable in such action.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

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before such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
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upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

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any merger or consolidation involving the corporation and the interested stockholder;
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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
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the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is American Stock Transfer & Trust Company, LLC.